FORM 4                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
[ ] Check this box if no                            Washington, D.C. 20549                           OMB NUMBER:     3235-0287
    longer subject to Section            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Expires: September 30, 1998
    16. Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities Exchange Act of     Estimated average burden
    obligations may continue.  1934, Section 17(a) of the Public Utility Holding Company Act of      hours per response........0.5
    See Instruction 1(b).         1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


1. Name and Address of                   2. Issuer Name and Ticker or                   6. Relationship of Reporting Person(s) to
   Reporting Person*                        Trading Symbol Buckhead America                  Issuer (Check all applicable)
Van Dyke     Steven      A.                  Corporation (BUCK)                              X Director          X  10% Owner
 (Last)     (First)   (Middle)                                                              ---                 ---
                                                                                            __ Officer (give     __ Other (specify
                                                                                                       title             below)
                                                                                                       below)
777 S. Harbour Island Blvd., Suite 270   3. IRS or Social     4. Statement for
              (Street)                      Security Number      Month/Year                 --------------------------
                                            of Reporting         December 1997              Member of Group Owning 10%
                                            Person (Voluntary)

                                                              5. If Amendment,          7. Individual or Joint/Group Filing
                                                                 Date of Original          (Check Applicable Line)
Tampa           Florida     33602                                (Month/Year)              ___ Form filed by One Reporting Person
(City)           (State)     (Zip)
                                                                                            X  Form filed by More than One
                                                                                           --- Reporting Person


                                                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Transaction     3. Transaction  4. Securities Acquired (A)  5. Amount of   6. Ownership    7. Nature
   (Instr. 3)            Date               Code            or Disposed of (D)          Securities     Form: Direct    of Indirect
                                           (Instr. 8)      (Instr. 3, 4 and 5)          Beneficially   (D) or          Beneficial
                      (Month/Day/Year)                                                  Owned at End   Indirect (I)    Ownership
                                                                                        of Month
                                           Code    V        Amount   (A) or     Price   (Instr. 3      (Instr. 4)      (Instr.4)
                                                                     (D)                and 4)
_________________________________________________________________________________________________________________________________
Common Stock
 (par value $.01)                                                                            2,531          D
Common Stock
 (par value $.01)                                                                          262,000          I               +
Common Stock
 (par value $.01)                                                                          555,555          I           convertible
                                                                                                                        debentures +

+ Beneficially owned by investment funds for which Bay Harbour Management, L.C., which is controlled by the other two reporting persons, serves as investment advisor.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
               (e.g., puts, calls, warrants, options, convertible securities)

_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     2. Conversion     3. Transaction    4. Transaction  5. Number of Derivative   6. Date
   (Instr. 3)                          or Exercise       Date              Code            Securities Acquired       Exercisable
                                       Price of          (Month/           (Instr. 8)      (A) or Disposed           and
                                       Derivative        Day/                              of (D)                    Expiration
                                       Security          Year)                             (Instr. 3, 4, and 5)      Date
                                                                                                                     (Month/
                                                                                                                     Day/
                                                                                                                     Year)

                                                                                                                Date       Expira-
                                                                                                                Exer-      tion
                                                                      Code   V         (A)              (D)     cisable    Date
Convertible
Debentures                              $9.00         12/22/97         P               ++                       12/22/97  12/22/02

_______________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________
7. Title and      8. Price of       9. Number of            10. Ownership     11. Nature
   Amount of         Derivative        Derivative               Form of           of Indirect
   Underlying        Security          Securities               Derivative        Beneficial
   Securities        (Instr. 5)        Beneficially             Security:         Ownership
   (Instr. 3                           Owned at                 Direct (D)        (Instr. 4)
   and 4)                              End of                   or
                                       Month                    Indirect (I)
Title    Amount or                     (Instr. 4)               (Instr. 4)
         Number of
         Shares

Common
Stock    555,555     ++                ++                       I                 +++

_______________________________________________________________________________________________________________________________

Explanation of Responses:

++    $5,000,000, in aggregate price and aggregate principal amount.
+++   Beneficially owned by investment funds for which Bay Harbour Management, L.C., which is controlled by the other two reporting persons, serves as investment advisor.

                                                                                            SIGNATURES ON ATTACHED PAGE
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  ___________________________    ________
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of Reporting       Date
                                                                                              Person

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Additional Reporting Persons                              I.R.S. Identification No.
----------------------------                              -------------------------
Tower Investment Group, Inc.                              59-2924229
777 South Harbour Island Boulevard
Suite 270
Tampa, Florida 33602

Bay Harbour Management, L.C.                              59-3418243
777 South Harbour Island Boulevard
Suite 270
Tampa, Florida 33602




                        Signatures of Reporting Persons:
                        --------------------------------


Dated as of: January  8, 1998
                                                  Steven A. Van Dyke
                                          ______________________________________
                                                    STEVEN A. VAN DYKE

Dated as of: January  8, 1998

                                          TOWER INVESTMENT GROUP, INC.



                                          By:     Steven A. Van Dyke
                                              __________________________________
                                              Name: Steven A. Van Dyke
                                              Title: President

Dated as of: January  8, 1998

                                          BAY HARBOUR MANAGEMENT, L.C.



                                          By:     Steven A. Van Dyke
                                              __________________________________
                                              Name: Steven A. Van Dyke
                                              Title: President